STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

RUBEN J. RODRIGUEZ
Deputy Secretary for Southern Nevada

2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2452

OFFICE OF THE
SECRETARY OF STATE

GABRIEL DI CHIARA
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

Business Entity - Filing Acknowledgement

06/05/2025

Work Order Item Number:	W2025060502049-4504484
Filing Number:	20254950907
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	6/5/2025 3:16:00 PM
Filing Page(s):	6

Indexed Entity Information:

Entity ID: E0118672007-1

Entity Name: BUNKER HILL MINING CORP.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

NEVADA BUSINESS CENTER, LLC

701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

Filed in the Office of	Business Number E0118672007-1
F V Aguilar	Filing Number 20254950907
Secretary of State State Of Nevada	Filed On 6/5/2025 3:16:00 PM
	Number of Pages 5

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Bunker Hill Mining Corp.

Entity or Nevada Business Identification Number (NVID): E0118672007-1

2. Restated or Amended and Restated Articles: (Select one)
(If amending and restating only, complete section 1,2 3, 5 and 6)

[X] Certificate to Accompany Restated Articles or Amended and Restated Articles

[ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

[X] Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)
(If amending, complete section 1, 3, 5 and 6.)

[ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) [ ] incorporators [ ] board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 63.1%

Or [ ] No action by stockholders is required, name change only.

[ ] Officer's Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada: ____

Jurisdiction of formation: ____

Changes to takes the following effect:

[ ] The entity name has been amended.
[ ] The purpose of the entity has been amended.
[ ] The authorized shares have been amended.
[ ] Other: (specify changes) ____
[ ] Dissolution
[ ] Merger
[ ] Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☒ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Signature of Officer or Authorized Signer — Title: Sam Ash, Chief Executive Officer X Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF BUNKER HILL MINING CORP.

The undersigned, Sam Ash, hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of Bunker Hill Mining Corp., a Nevada corporation (the "Corporation").

2. The Amended and Restated Articles of Incorporation of this Corporation, as amended, shall be amended and restated to read in full as follows:

Article I
Name

The name of the Corporation shall be Bunker Hill Mining Corp.

Article II
Resident Agent

The resident agent shall be Nevada Business Center, LLC, 311 West Third Street, Carson City, Nevada 89703.

Article III
Authorized Capital

The total number of shares of capital stock which the Corporation shall have the authority to issue is Two Billion Five Hundred Ten Million (2,510,000,000). These shares shall be divided into two classes, with Two Billion Five Hundred Million (2,500,000,000) shares designated as common stock, par value $0.000001 per share (the "Common Stock"), and Ten Million (10,000,000) shares designated as preferred stock, par value $0.000001 per share (the "Preferred Stock") to be issued in series. The voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock must be described in a resolution of the Board of Directors and a certificate of designation filed pursuant to the Nevada Revised Statutes ("NRS") before the issuance of shares of that series.

Article IV
Board Of Directors

For the management of the Corporation, the governing Board of the Corporation shall be natural persons styled and called the Board of Directors. The number of Directors shall be specified in the Bylaws of the Corporation and such number may, from time to time, be increased or decreased in such manner as prescribed by the Bylaws, provided the number of members of the Board of Directors shall not be less than three.

Article V
Business Purpose

The purpose of this Corporation shall be any lawful business activity.

Article VI
Amendment

A. The provisions of these Second Amended and Restated Articles of Incorporation may be amended, altered or repealed from time to time by a vote of the Stockholders of the Corporation to the extent and in the manner prescribed by the laws of the State of Nevada and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the Directors, Officers and Stockholders are granted subject to this reservation.

B. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Second Amended and Restated Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.

Article VII
Liability And Indemnification

A. Limitation of Personal Liability. To the maximum extent permitted under applicable law, there shall be no personal liability of a Director or an Officer to Corporation or its Stockholders for damages for breach of fiduciary duty as a Director or an Officer.

B. Indemnification. Subject to the requirements of applicable mandatory indemnification, if any, the Corporation may indemnify, to extent permitted by the law:

1. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(a) Notwithstanding the foregoing, no indemnification shall be required if it is proven such person's act, or failure to act, constituted a breach of his fiduciary duties as a director or officer, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him liable pursuant to NRS 78.138.

(b) The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit unless it is proven his act, or failure to act, constituted a breach of his fiduciary duties as a director or officer, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him liable pursuant to NRS 78.138; provided, however, that he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.

C. Time of Indemnification. The Corporation shall indemnify the Officers and Directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that such Officer or Director is not entitled to be indemnified by the Corporation.

D. Benefit. The indemnification and advancement of expenses hereby authorized is continuing and shall inure to the benefit of the heirs, executors and administrators of each such Officer and Director.

The foregoing Second Amended and Restated Articles of Incorporation have been duly adopted and approved by this Corporation's Board of Directors and by the Stockholders holding shares in the Corporation representing at least a majority of the voting power by written consent in accordance with the applicable provisions of NRS Chapter 78.

Executed this ___ day of June, 2025.

Sam Ash
Chief Executive Officer

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

BUNKER HILL MINING CORP.

Nevada Business Identification # NV20071244505

Expiration Date: 02/28/2026

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 06/05/2025.

FRANCISCO V. AGUILAR
Secretary of State

Certificate Number: B202506055789145
You may verify this certificate
online at https://www.nvsilverflume.gov/home